Exhibit 99.1
Xencor Reports Fourth Quarter and Full Year 2022 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--Feb. 23, 2023-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided a review of recent business and clinical highlights.

“In 2022, we focused on advancing our internal portfolio of XmAb® drug candidates, including the ongoing Phase 2 studies for vudalimab in combination with chemotherapy and as a monotherapy in prostate and gynecological tumors. We also advanced XmAb564, our regulatory T-cell targeting cytokine, into a multiple-ascending dose study in atopic dermatitis and psoriasis, following encouraging single-dose data that showed potentially differentiated durability at boosting target cells,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “We continue to leverage our XmAb technologies and protein engineering capabilities, both internally and with partners, to address challenging areas of biology and continually grow our portfolio. We initiated Phase 1 studies for two novel T-cell engagers, XmAb819, our 2+1 formatted CD3 bispecific for renal cell carcinoma, and XmAb808, our first internal bispecific targeting CD28, a new class of anti-tumor agent that we are at the forefront of developing.”

“Looking ahead, in 2023, we expect to further expand our wholly owned portfolio by initiating a Phase 1 study for XmAb662, our engineered IL-12 for oncology and our third clinical-stage cytokine using our reduced potency design. Then later this year, we anticipate submitting an IND for XmAb541, a 2+1 formatted CLDN6 x CD3 bispecific antibody that we are developing for patients with ovarian cancer.”

Highlights from Xencor’s Wholly Owned Portfolio

•Vudalimab (PD-1 x CTLA-4): Two Phase 2 studies of vudalimab, a selective dual checkpoint inhibitor, are enrolling patients. Initial combination data from a study in patients with metastatic castration-resistant prostate cancer (mCRPC) were presented in November 2022, and the study continues to enroll patients under a modified chemotherapy regimen. A second study in patients with advanced gynecologic tumors and clinically defined high-risk mCRPC is also enrolling patients who will receive vudalimab as a monotherapy.

•XmAb564 (IL2-Fc): XmAb564 is a potency-reduced, monovalent interleukin-2 Fc fusion protein, designed to selectively activate and expand regulatory T cells (Tregs) for the potential treatment of patients with autoimmune diseases. In November 2022, Xencor presented data from a Phase 1a single-ascending dose study in healthy volunteers, demonstrating that a single dose was well tolerated and generates durable, dose-dependent and selective expansion of Tregs. A Phase 1b, multiple-ascending dose study is enrolling patients with atopic dermatitis and psoriasis and exploring multi-week dosing regimens.

•XmAb819 (ENPP3 x CD3): XmAb819 is an XmAb 2+1 bispecific antibody being developed for patients with renal cell carcinoma (RCC). XmAb819 is designed to engage the immune system, activating T cells for highly potent and targeted killing of tumor cells expressing ENPP3, an antigen highly expressed on kidney cancers. Xencor’s XmAb 2+1 bispecific antibody format enables greater selectivity of ENPP3-expressing tumor cells compared to normal cells, which express lower levels of ENPP3. A Phase 1 dose-escalation study is enrolling patients with advanced RCC.

a.XmAb808 (B7-H3 x CD28): XmAb808 is a 2+1 formatted, tumor-selective, co-stimulatory CD28 bispecific antibody that binds to the broadly expressed tumor antigen B7-H3. Co-stimulatory receptor engagement is required for T cells to achieve full activation, and targeted CD28 bispecific antibodies may provide conditional co-stimulation of T cells when the antibodies are bound to tumor cells. A Phase 1 dose-escalation study in combination with pembrolizumab is now enrolling patients with advanced solid tumors.

b.XmAb662 (IL12-Fc): XmAb662 is a potency-reduced IL12-Fc fusion protein designed to increase tumor immunogenicity. Xencor’s potency-reduced approach to cytokine engineering may improve the therapeutic index and duration of action of its cytokine candidates compared to engineered cytokines with native cytokine potency. A Phase 1 study in patients with advanced solid tumors is expected to start in mid-2023.

Recent Partnership Developments

a.Janssen Biotech, Inc.: In the first quarter of 2023, Janssen selected a CD28 bispecific antibody candidate under the companies’ second collaboration agreement, which is focused on the discovery of XmAb bispecific antibodies against CD28 and B-cell targets. Janssen has an exclusive worldwide license to develop selected CD28 molecules in combination with plamotamab (CD20 x CD3) and other agents.

b.Atreca, Inc.: Under the companies’ July 2020 agreement, a CD3 bispecific antibody program was mutually selected for further development and commercialization, with Atreca leading clinical activities and Xencor sharing 50 percent of costs and profits.

c.Caris Life Sciences: In January 2023, the Company expanded its collaboration with Caris to create XmAb bispecific or multi-specific antibodies with Caris’ unique human tissue bank and bioinformatics approach to find addressable tumor markers.

d.Zenas BioPharma Ltd.: In January 2023, Zenas dosed the first patient in a Phase 3 study evaluating obexelimab in patients with immunoglobulin G4-related disease (IgG4-RD).

Corporate: On Monday, February 27, Xencor will open its Pasadena, California, laboratory and corporate headquarters, which has larger laboratories with expanded protein engineering capabilities.
Financial Results for the Fourth Quarter and Full Year Ended December 31, 2022
Cash, cash equivalents, receivables and marketable debt securities totaled $613.5 million as of December 31, 2022, compared to $664.1 million on December 31, 2021.
Total revenue for the fourth quarter ended December 31, 2022 was $21.6 million compared to $154.0 million for the same period in 2021. Revenues earned in the fourth quarter of 2022 were primarily royalties from the Alexion and Vir agreements and research collaboration revenue from the second Janssen agreement, compared to the same period in 2021, which were primarily from the Janssen collaboration and royalty revenue from Alexion and Vir. Revenues for the full year 2022 were $164.6 million compared to $275.1 million for the same period in 2021. Revenues for the full year 2022 were primarily royalties from Alexion, MorphoSys and Vir, milestone revenue from Astellas and collaboration revenue from our second Janssen collaboration, compared to the same period in 2021, which were earned primarily from the collaborations with Janssen and Novartis, milestone revenue from MorphoSys and royalties from Alexion and Vir.
Research and development (R&D) expenses for the fourth quarter ended December 31, 2022 were $51.5 million and is comparable to R&D expenses for the same period in 2021 which were $51.0 million. R&D expenses for the year ended December 31, 2022 were $199.6 million compared to $192.5 million for the same period in 2021. Increased R&D spending for the full year 2022 reflects additional spending on our CD3, CD28 and cytokine programs including XmAb808, XmAb662 and XmAb541.

General and administrative (G&A) expenses for the fourth quarter ended December 31, 2022 were $12.8 million compared to $11.4 million for the same period in 2021. G&A expenses for the full year ended December 31, 2022 were $47.5 million compared to $38.8 million for the same period in 2021. Increased G&A spending for the fourth quarter and full year ended 2022 compared to amounts for the same periods in 2021 reflects additional compensation costs on general and administrative staffing, additional spending on facilities and licensing fees.
Other income for the fourth quarter ended December 31, 2022 was $30.1 million compared to other expense of $18.6 million in the same period in 2021. Other income for the fourth quarter ended December 31, 2022 represents unrealized gain from the change in fair value of equity securities and interest income earned on investments. Other expenses in the same period in 2021 represents unrealized loss from the change in fair value of equity securities. Other income for the full year ended December 31, 2022 was $28.0 million, compared to $38.9 million in the same period in 2021. Other income in 2022 reflects unrealized gain from the change in fair value of equity securities. In 2021, other income includes realized gain from the sale of equity securities of $18.3 million and unrealized gains of $20.5 million from the change in fair value of equity securities.
Non-cash, stock-based compensation expense for the full year ended December 31, 2022 was $48.9 million compared to $37.0 million for the same period in 2021.
Net loss for the fourth quarter ended December 31, 2022 was $12.0 million or $(0.20) on a fully diluted per share basis, compared to net income of $73.1 million or $1.21 on a fully diluted per share basis, for the same period in 2021. For the full year ended December 31, 2022 net loss was $55.2 million or $(0.93) on a fully diluted per share basis, compared to net income of $82.6 million or $1.37 on a fully diluted per share basis, for the same period in 2021. Net loss reported for the fourth quarter ended December 31, 2022 compared to net income reported for the same period in 2021 is primarily due to decreased revenue reported in 2022 compared to amounts reported in 2021. Net loss for the full year 2022, compared to net income reported for the same period in 2021, is primarily due to higher revenues and realized gain on equity investments reported for the full year ended December 31, 2021 compared to amounts reported for the full year ended December 31, 2022.
The total shares outstanding were 59,997,713 as of December 31, 2022, compared to 59,355,558 as of December 31, 2021.
Financial Guidance

Based on current operating plans, Xencor expects to end 2023 with between $425 million and $475 million in cash, cash equivalents, receivables and marketable debt securities, and to have cash to fund research and development programs and operations through the end of 2025.

Conference Call and Webcast
Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the full year 2022 financial results and provide a corporate update.

The live webcast will be available under "Events & Presentations" in the Investors section of the Company's website at investors.xencor.com and will be archived for at least 30 days. Active participants in the conference call may receive credentials for telephone access by registering at the following link: https://register.vevent.com/register/BI70c60751330540e3909534dca3801239.

Upcoming Investor Conferences

Xencor management will participate at three upcoming investor conferences:

•Cowen 43rd Annual Health Care Conference
Date: Wednesday, March 8, 2023
Presentation Time: 12:50 p.m. ET / 9:50 a.m. PT
Location: Boston

•Inaugural Mizuho Oncology Therapeutics Summit
Date: Monday, March 13, 2023
Location: Virtual

•Barclays Global Healthcare Conference
Date: Tuesday, March 14, 2023
Presentation Time: 2:05 p.m. ET / 11:05 a.m. PT
Location: Miami

Live webcasts of the Cowen and Barclays presentations will be available under “Events & Presentations” in the Investors section of the Company’s website located at www.xencor.com. Replays of the events will be available on the Xencor website for at least 30 days following the presentations.
About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2021 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts
For Investors:
Charles Liles
cliles@xencor.com
626-737-8118
For Media:
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
619-849-6005

Xencor, Inc.
Condensed Balance Sheets
(in thousands)

	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$53,942	$143,480
Marketable debt securities	526,689	153,767
Marketable equity securities	42,431	36,860
Accounts receivable	28,997	66,384
Prepaid expenses and other current assets	23,283	23,877
Total current assets	675,342	424,368

Property and equipment, net	59,183	28,240
Intangible assets, net	18,500	16,493
Marketable debt securities - long term	3,826	300,465
Equity securities - long term	54,383	31,262
Notes receivable - long term	—	5,000
Right of use asset	34,419	31,730
Other assets	613	653
Total assets	$846,266	$838,211

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$28,816	$33,444
Deferred revenue	30,320	37,294
Lease liabilities	4,708	—
Total current liabilities	63,844	70,738

Lease liabilities, net of current portion	54,926	33,969
Total liabilities	118,770	104,707

Stockholders’ equity	727,496	733,504

Total liabilities and stockholders’ equity	$846,266	$838,211

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021

Revenues	$21,610	$154,016	$164,579	$275,111

Operating expenses:
Research and development	51,452	50,988	199,563	192,507
General and administrative	12,751	11,375	47,489	38,837
Total operating expenses	64,203	62,363	247,052	231,344

Income (loss) from operations	(42,593)	91,653	(82,473)	43,767

Other income (expense), net	30,136	(18,592)	27,965	38,864
Income (loss) before income tax	(12,457)	73,061	(54,508)	82,631

Income tax expense (benefit)	(415)	—	673	—

Net income (loss)	(12,042)	73,061	(55,181)	82,631

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	2,924	(1,435)	(5,442)	(1,584)
Comprehensive income (loss)	$(9,118)	$71,626	$(60,623)	$81,047

Net income (loss) per share:
Basic net income (loss) per share	$(0.20)	$1.25	$(0.93)	$1.42
Diluted net income (loss) per share	$(0.20)	$1.21	$(0.93)	$1.37
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	59,912,038	58,277,543	59,652,461	58,379,641
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	59,912,038	60,338,462	59,652,461	60,495,455